Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into among the United States of America, acting through the United States Attorney for the Western District of North Carolina and on behalf of the Office of Inspector General (“OIG-HHS”) of the Department of Health and Human Services (“HHS”) (collectively the “United States”), Cardiovascular Systems, Inc. (“CSI” or “Defendant”) and Travis Thams (“Relator”). The United States, CSI and the Relator are hereby collectively referred to as the “Parties” and act through their authorized representatives.
RECITALS
A.    CSI is medical device company with its headquarters in St. Paul, Minnesota.
B.    On July 15, 2013, Relator filed a qui tam action under seal in the United States District Court for the Western District of North Carolina captioned United States ex rel. Travis Thams v. Cardiovascular Systems, Inc., Case No. 3:13-cv-404, pursuant to the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730(b) (the “Civil Action”). In his complaint, Relator alleges, inter alia, that CSI provided remuneration in the form of patient referrals and practice development services to physicians to induce the physicians to use CSI’s devices, causing those physicians to submit false claims to Medicare and Medicaid in violation of the False Claims Act.
C.    The United States contends that CSI caused claims to be submitted to the Medicare program, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk-1 (“Medicare”) and the Medicaid program, 42 U.S.C. §§, 1396-1396w-5 (“Medicaid”) (collectively “Federal Health Care Programs”) in violation of the False Claims Act.

D.     The United States contends that it has certain civil claims against CSI for engaging in the following conduct during the period from January 1, 2010 through the Effective Date of this Agreement (referred to hereinafter as the “Covered Conduct“):
CSI knowingly and willfully offered or paid remuneration to physicians who use CSI's products ("Treating Physicians") in the form of marketing arrangements and practice development activities conducted on behalf of Treating Physicians in a manner intended to induce the Treating Physicians to use CSI’s products in violation of the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b). As a result of the foregoing conduct, the United States alleges that CSI knowingly caused false claims to be submitted to Federal Health Care Programs.
E.    This Agreement is neither an admission of liability by CSI nor a concession by the United States that its claims are not well founded.
F.    Relator claims entitlement under 31 U.S.C. § 3730(d) to Relator’s reasonable expenses which the court in the Civil Action finds to have been necessarily incurred and reasonable attorneys’ fees and costs.
To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, and in consideration of the mutual promises and obligations of this Agreement, the Parties agree and covenant as follows:
TERMS AND CONDITIONS
1.    The above recitals are a part of this Agreement.
2.    CSI agrees to pay the United States eight million dollars ($8,000,000) (“Settlement Amount”) under the following terms and conditions:

a.
CSI shall make an initial payment of the Settlement Amount in the form of $3,000,000 (the “Initial Payment”) no later than 10 days after the Effective Date of this Agreement (as defined in paragraph 30 of this Agreement) by electronic funds transfer pursuant to written instructions to be provided by the United States Attorney’s Office for the Western District of North Carolina.

b.
Over a period of 3 years, CSI will pay the remaining $5,000,000, plus interest at 1.8 % per annum, in accordance with the payment schedule attached as Exhibit A (the “Quarterly Payments”). The Quarterly Payments may be prepaid, in whole or in part, without penalty or premium.

c.
If CSI fails to make any payments of this Settlement Amount set forth in this Agreement within (5) five business days of the date on which such payment is due, CSI shall be in default of its payment obligations (“Default”). The United States will provide written notice to CSI of the Default and CSI shall have five (5) business days from receipt of such notice to cure the Default. If the Default is not cured within five (5) business days of receipt, the remaining unpaid balance shall become immediately due and payable, with interest accruing on the unpaid principal portion at a simple interest rate of 1.8 percent per annum from the Effective Date of this Agreement to the date of the Default, and at a simple rate of 12% per annum, compounded daily from the date of the Default on the remaining unpaid balance (principal and interest balance). Upon occurrence of a Default, CSI shall also agree to a consent judgment, a copy of which is attached as Exhibit B (the “Consent Judgment”). All amounts paid by CSI pursuant to this Agreement shall be credited against the principal balance of the Consent Judgment.

d.
If CSI makes a single payment in excess of $2,000,000, which payment is not covered by an insurance policy, in settlement of any claims, either claims asserted in a lawsuit filed as of the Effective Date of this Agreement, or claims asserted in a lawsuit filed after the Effective Date of this Agreement, before paying the full Settlement Amount in this Agreement, there shall be an event of default and the remaining unpaid balance of the Settlement Amount shall become immediately due and payable, with interest accruing on the unpaid principal portion at a simple interest rate of 1.8 percent per annum from the Effective Date of this Agreement to the date of the default, and at a simple rate of 12% per annum, compounded daily from the date of default on the remaining unpaid total (principal and interest). Amounts paid by an insurance company pursuant to any insurance contract in settlement or judgment of claims against CSI or its agents shall not constitute an event of default under this paragraph.

e.
In the event of a Default under Paragraph 2(c) that is not cured within five (5) business days or in the event of a Default under Paragraph 2(d), the United States, at its sole option, may exercise any of the following options, either individually or in concert: a) pursue any and all action for collection it may choose, including without limitation, filing an action for specific performance of this Agreement, and b) filing the Consent Judgment in the United States District Court for the Western District of North Carolina. CSI agrees not to contest any collection action undertaken by the United States pursuant to Paragraph 2, and to pay the United States all reasonable costs incurred in any such collection action, including reasonable attorney’s fees and expenses.

3.    Conditioned upon the United States receiving the Settlement Amount payment or other payments pursuant to the terms of this Agreement from CSI (e.g. pursuant to the provision of Paragraph 17), the United States agrees it shall pay to Relator by electronic funds transfer, 25 percent of each such payments received under the Agreement as soon as feasible after receipt of payment.
4.    Notwithstanding the foregoing, in the event of a Default as described in Paragraphs 2(c) or 2(d), that is not cured within ten (10) business days, OIG-HHS may exclude CSI from participating in Federal health care programs until CSI pays the portion of the Settlement Amount then due according to the terms and conditions set forth in Paragraph 2, and reasonable costs as set forth in Paragraph 2, above. OIG-HHS will provide written notice of any such exclusion to CSI. CSI waives any further notice of exclusion under 42 U.S.C. § 1320a-7(b)(7), and agrees not to contest any such exclusion either administratively or in any state or federal court. Reinstatement to program participants is not automatic. If at the end of exclusion, CSI wishes to apply for reinstatement, CSI must submitted a written request for reinstatement to HH-OIG in accordance with the provision of 42 C.F.R. §§ 1001.3001-03005. CSI will not be reinstated unless and until HHS-OIG approves such a request.
5.    Subject to the exceptions in Paragraph 8 (concerning excluded claims) below, and conditioned upon CSI full payment of the Settlement Amount, and subject to Paragraph 17 below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), the United States releases CSI; all of its entities, together with its past and present direct and indirect affiliated entities, parents, subsidiaries, components, and divisions (collectively the “Affiliated Entities”); as well as successors and assigns of any of them; from any civil or administrative monetary claims the United States has for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the civil money penalty provisions of the Physician Self-Referral Law, 42 U.S.C. §§ 1395nn(g)(3) and (4); any other statute creating causes of action for civil damages or civil penalties for which the Civil Division of the United States Department of Justice has actual and present authority to assert and compromise pursuant to 28 C.F.R. Part O, Subpart I, § 0.45(d); or the common law theories of payment by mistake, restitution, unjust enrichment, disgorgement, and fraud.

6.    Subject to the exceptions in Paragraph 8 (concerning excluded claims) below, and conditioned upon CSI’s full payment of the Settlement Amount and subject to Paragraph 17 below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), Relator, for himself and for his heirs, successors, attorneys, agents, and assigns, release CSI; its Affiliated Entities; and its past and present officers, directors, attorneys, agents, servants, and employees, as well as successors and assigns of any of them; from any claim the Relator has, whether in law or equity or otherwise, on behalf of the United States under the False Claims Act, 31 U.S.C. §§ 3729-3733, related to (a) the Covered Conduct, and (b) the conduct alleged in the Civil Action referenced in Paragraphs B of the Recitals to this Agreement and the Relator’s investigation and prosecution thereof, and Relator agrees to dismiss the Civil Action with prejudice in accordance with the Agreement.
7.    In consideration of the obligations of CSI in this Agreement and the Corporate Integrity Agreement (“CIA”), entered into between OIG-HHS and CSI, and conditioned upon CSI’s full payment of the Settlement Amount and subject to Paragraph 17 below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), the OIG-HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) against CSI under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law), the civil monetary provisions of the Physician Self-Referral Law at 42 U.S.C. §§ 1395nn(g)(3) and (4), or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, except as reserved in Paragraph 8 (concerning excluded claims), below, and as reserved in this Paragraph. The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude CSI from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct. Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 7, below.
8.    Notwithstanding the releases given in Paragraphs 5, 6 and 7 of this Agreement, or any other term of this Agreement, the following claims of the United States are specifically reserved and are not released:

a.	Any liability arising under Title 26, U.S. Code (Internal Revenue Code);
b.    Any criminal liability;
c.    Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;

d.	Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;
e.    Any liability based upon obligations created by this Agreement;
f.     Any liability for express or implied warranty claims or other                 claims for defective or deficient products or services, including                 quality of goods and services;
g.     Any liability for failure to deliver goods or services due;

h.     Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct; or
i.     Any liability of individuals, except as expressly provided in                 Paragraph 2, above.
9.    Relator and his heirs, successors, attorneys, agents, and assigns shall not object to this Agreement but agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B).
10.    CSI and the Affiliated Entities waive and shall not assert any defenses they may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this Paragraph or any other provision of this Agreement constitutes an agreement by the United States or CSI concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.
11.    CSI and the Affiliated Entities fully and finally release the United States, its agencies, officers, agents, employees, and servants, from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that CSI and/or the Affiliated Entities have asserted, could have asserted, or may assert in the future against the United States, its agencies, officers, agents, employees, and servants, related to the Covered Conduct and the United States’ investigation and prosecution thereof.

12.     CSI and the Affiliated Entities and their past and present officers, directors, attorneys, agents, servants, and employees, as well as successors and assigns of any of them, fully and finally release the Relator, his heirs, successors, attorneys, agents and assigns from any and all claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that CSI or the Affiliated Entities or their past and present officers, directors, attorneys, agents or employees have asserted, could have asserted, or may assert in the future related to the filing of the Civil Action or the Covered Conduct and the Relator’s investigation and prosecution thereof.
13.    The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare contractor (e.g., Medicare Administrative Contractor, fiscal intermediary, carrier) or any state payer, related to the Covered Conduct; and CSI agrees not to resubmit to any Medicare contractor or any state payer any previously denied claims related to the Covered Conduct, and agrees not to appeal any such denials of claims.
14.    CSI agrees to the following:
a. Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk-1 and 1396-1396w-5; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of CSI, the Affiliated Entities, and/or their present or former officers, directors, employees, shareholders, and agents in connection with:

(1)	the matters covered by this Agreement;

(2)	the United States’ audit(s) and civil investigation(s) of the matters covered by this Agreement;
(3)     CSI’s investigation, defense, and corrective                         actions undertaken in response to the United States’                         audit(s) and civil investigation(s) in connection with                     the matters covered by this Agreement (including                         attorney’s fees);

(4)	the negotiation and performance of this Agreement;

(5)	the payments CSI makes to the United States pursuant to this Agreement and any payments that CSI may make to Relator, including costs and attorneys’ fees; and

(6)	the negotiation of and obligations undertaken pursuant to the CIA to:

(i)	retain an independent review organization to perform annual reviews as described in Section III of the CIA; and

(ii)	prepare and submit reports to the OIG-HHS
are unallowable costs for government contracting purposes and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (“FEHBP”) (hereinafter referred to as “Unallowable Costs”). However, nothing in paragraph 14.a.(6) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any authority applicable to CSI.

b.    Future Treatment of Unallowable Costs: Unallowable Costs shall be separately determined and accounted for in nonreimbursable cost centers by CSI and the Affiliated Entities, and CSI and the Affiliated Entities shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by CSI or any of the Affiliated Entities to the Medicare, Medicaid, TRICARE, or FEHBP Programs.
c.    Treatment of Unallowable Costs Previously Submitted for Payment: CSI and the Affiliated Entities further agree that within 90 days of the Effective Date of this Agreement they shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought by CSI from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by CSI or any of the Affiliated Entities, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the Unallowable Costs. CSI and the Affiliated Entities agree that the United States, at a minimum, shall be entitled to recoup from CSI and the Affiliated Entities any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.
Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies.

The United States reserves its rights to disagree with any calculations submitted by CSI or any of the Affiliated Entities on the effect of inclusion of Unallowable Costs (as defined in this Paragraph) on CSI or any of the Affiliated Entities’ cost reports, cost statements, or information reports.
d. Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine the books and records of CSI and the Affiliated Entities to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.
15.      CSI agrees to cooperate fully and truthfully with the United States’ investigation of individuals and entities not released in this Agreement. Upon reasonable notice, CSI shall encourage, and agrees not to impair, the cooperation of its directors, officers, and employees, and shall use its best efforts to make available, and encourage, the cooperation of former directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals. CSI further agrees to furnish to the United States, upon request, complete and unredacted copies of all non-privileged documents, reports, memoranda of interviews, and records in its possession, custody, or control concerning any investigation of the Covered Conduct that it has undertaken, or that has been performed by another on its behalf.
16.    CSI warrants that it has reviewed its financial situation and that it currently is solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and shall remain solvent following payment to the United States of the Settlement Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to CSI, within the meaning of 11 U.S.C. § 547(c)(1), and (b) conclude that these mutual promises, covenants, and obligations, in fact, do constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which CSI was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).
17.     If within 91 days of the Effective Date of this Agreement or of any payment made under this Agreement, CSI commences, or a third party commences, any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors (a) seeking to have any order for relief of CSI’s debts, or seeking to adjudicate CSI as bankrupt or insolvent; or (b) seeking appointment of a receiver, trustee, custodian, or other similar official for CSI or for all or any substantial part of CSI’s assets, CSI agrees as follows:
a.     CSI’s obligations under this Agreement may not be avoided pursuant to 11 U.S.C. § 547, and CSI shall not argue or otherwise take the position in any such case, proceeding, or action that: (i) CSI’s obligations under this Agreement may be avoided under 11 U.S.C. § 547; (ii) CSI was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the United States; or (iii) the mutual promises, covenants, and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to CSI.
b.     If CSI’s obligations under this Agreement are avoided for any reason, including, but not limited to, through the exercise of a trustee’s avoidance powers under the

Bankruptcy Code, the United States, at its sole option, may rescind the releases in this Agreement and bring any civil and/or administrative claim, action, or proceeding against CSI for the claims that would otherwise be covered by the releases provided in Paragraphs 5, 6 and 7 above. CSI agrees that (i) any such claims, actions, or proceedings brought by the United States are not subject to an “automatic stay” pursuant to 11 U.S.C. § 362(a) as a result of the action, case, or proceedings described in the first clause of this Paragraph, and CSI shall not argue or otherwise contend that the United States’ claims, actions, or proceedings are subject to an automatic stay; (ii) CSI shall not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any such civil or administrative claims, actions, or proceeding that are brought by the United States within one hundred twenty (120) calendar days of written notification to CSI that the releases have been rescinded pursuant to this Paragraph, except to the extent such defenses were available on July 15, 2013; and (iii) the United States has a valid claim against CSI in the amount of $16,000,000, and the United States may pursue its claim in the case, action, or proceeding referenced in the first clause of this Paragraph, as well as in any other case, action, or proceeding.
c.     CSI acknowledges that its agreements in this Paragraph are provided in exchange for valuable consideration provided in this Agreement.
18.    This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity except to the extent provided for in Paragraph 19 .

19.     CSI and the Affiliated Entities agree that they waive and shall not on or after the Effective Date of this Agreement seek payment from any individual or entity for services or items identified in the claims defined as Covered Conduct.
20.    Upon receipt of the Initial Payment described in Paragraph 2(a), above, the United States and the Relator shall promptly sign and file in the Civil Action a Joint Stipulation of Dismissal of the Civil Action (copies of which are attached hereto as Exhibit C) pursuant to Federal Rule of Civil Procedure 41(a)(1), dismissing the Civil Action (a) with prejudice to the Relator as to all claims in the Civil Action, (b) with prejudice to the United States for the Covered Conduct, and (C) without prejudice to the United States as to all other claims.
21.    With the exception of Relator’s attorney’s fees, which are subject to 31 U.S.C. § 3730(d), each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.
22.    Each party and signatory to this Agreement represents that it freely and voluntarily enters into this Agreement without any degree of duress or compulsion.
23.    This Agreement is governed by the laws of the United States. The exclusive jurisdiction and venue for any dispute relating to this Agreement is the United States District Court for the Western District of North Carolina. For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.
24.    This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.

25.    The undersigned counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.
26.    This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.
27.    This Agreement is binding on CSI’s successors, transferees, heirs, and assigns.
28.    This Agreement is binding on Relator’s successors, transferees, heirs, and assigns.
29.    All parties consent to the disclosure of this Agreement, and information about this Agreement, to the public by the Parties.
30.    This Agreement is effective on the date of signature of the last signatory to the Agreement (“Effective Date of this Agreement”). Facsimiles and electronic submissions of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

THE UNITED STATES OF AMERICA

DATED: 6/28/16         BY: ____/s/ Jonathan Ferry_____________
Jonathan Ferry
Assistant United States Attorney
Western District of North Carolina

DATED: 6/23/16         BY: ____/s/ Robert K. Deconti_____________                            Robert K. Deconti
Assistant Inspector General for Legal Affairs
Office of Counsel to the
                     Inspector General
Office of Inspector General
United States Department of
Health and Human Services

CARDIOVASCULAR SYSTEMS, INC.

DATED: 6/28/16         BY: __/s/ Scott Ward__________________________
Scott Ward
Chairman of the Board, Interim Chief
Executive Officer and President

DATED: 6/28/16         BY: __/s/ Michael Loucks_______________________
Michael K. Loucks
Skadden, Arps, Slate, Meager & Flom LLP
Counsel for Cardiovascular Systems, Inc.

RELATOR

DATED: 6/24/16         BY: __/s/ Travis Thams______________
Travis Thams

DATED: 6/23/16         BY:__/s/ John Radice________________
John Radice
Counsel for Travis Thams

EXHIBIT A TO SETTLEMENT AGREEMENT

DATE OF PAYMENT	AMOUNT OF PAYMENT	INTEREST PAYMENT	PRINCIPAL PAYMENT	BALANCE	TOTAL INTEREST PAID	TOTAL PRINCIPAL PAID

01/01/17	$468,999.40	$46,028.94	$422,970.46	$4,577,029.54	$46,028.94	$422,970.46
04/01/17	$468,999.40	$20,402.87	$448,596.53	$4,128,433.01	$66,431.81	$871,566.99
07/01/17	$468,999.40	$18,403.18	$450,596.22	$3,677,836.79	$84,834.99	$1,322,163.21
10/01/17	$468,999.40	$16,394.57	$452,604.83	$3,225,231.96	$101,229.56	$1,774,768.04
01/01/18	$468,999.40	$14,377.01	$454,622.39	$2,770,609.57	$115,606.57	$2,229,390.43
04/01/18	$468,999.40	$12,350.45	$456,648.95	$2,313,960.62	$127,957.02	$2,686,039.38
07/01/18	$468,999.40	$10,314.86	$458,684.54	$1,855,276.09	$138,271.89	$3,144,723.91
10/01/18	$468,999.40	$8,270.20	$460,729.20	$1,394,546.89	$146,542.09	$3,605,453.11
01/01/19	$468,999.40	$6,216.42	$462,782.98	$931,763.91	$152,758.51	$4,068,236.09
04/01/19	$468,999.40	$4,153.49	$464,845.91	$466,918.01	$156,912.01	$4,533,081.99
07/01/19	$468,999.37	$2,081.36	$466,918.01	$0.00	$158,993.37	$5,000,000.00

EXHIBIT B TO SETTLEMENT AGREEMENT

UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF NORTH CAROLINA CHARLOTTE DIVISION
UNITED STATES OF AMERICA ex rel TRAVIS THAMS, RELATOR, and on behalf of the STATES of CALIFORNIA, COLORADO, CONNECTICUT, DELAWARE, FLORIDA, GEORGIA, HAWAII, ILLINOIS, INDIANA, LOUISIANA, MARYLAND, MASSACHUSETTS, MICHIGAN, MINNESOTA, MONTANA, NEVADA, NEW HAMPSHIRE, NEW JERSEY, NEW MEXICO, NEW YORK, NORTH CAROLINA, OKLAHOMA, RHODE ISLAND, TENNESSEE, TEXAS, VIRGINIA, WISCONSIN and the DISTRICT OF COLUMBIA,

      Plaintiffs,

   vs.

CARDIOVASCULAR SYSTEMS, INC.,

      Defendant.

Civil Action No. 3:13-cv-404

CONSENT JUDGMENT

This matter is before the Court on consent of the United States of America, acting through the United States Attorney for the Western District of North Carolina, on behalf of the Department of Health and Human Services (“HHS”), and Cardiovascular Systems, Inc. (“CSI”). The United States and CSI are collectively referred to as the Parties. CSI consents to entry of this judgment having been established by virtue of the Settlement Agreement, attached as Exhibit A hereto, it now appears to the Court as follows:

1)	This Court has jurisdiction over the Parties as well as the subject matter of this action.

2)	CSI is a medical device company that develops devices used in procedures for which Medicare makes payment.

EXHIBIT B TO SETTLEMENT AGREEMENT

3)
The Parties entered into a settlement agreement (the "Agreement") that resolved civil claims by the United States against CSI based on the Covered Conduct (as defined in the attached Agreement). The Agreement was prepared, signed by the Parties and became effective on June __, 2016.

4)
The Settlement Agreement requires CSI to make quarterly installment payments over a period of three years, beginning on January 1, 2017 with a final payment to be made on July 1, 2019 in accordance with the payment schedule attached as Exhibit A to the Agreement.

5)
CSI is in Default under the Agreement, having failed to timely meet CSI’s payment obligations. Written notice of Default has been given to CSI and the Default has not been cured within the five business day period for curing the Default as provided in the Agreement.

6)
CSI agreed that in the event of a Default under the Agreement, a judgment would be entered in favor of the United States and against CSI, for the amount set forth below, except that all amounts paid by CSI pursuant to the Agreement shall be credited against the principal balance of the Consent Judgment.

WHEREBY, IT IS HEREBY, ORDERED, ADJUDGED AND DECREED that judgment be entered if favor of the United States and against CSI, in the amount of $________, plus interest as set forth in paragraph 2 of the attached Agreement.
ORDERED, ADJUDGED AND DECREED, in Charlotte, North Carolina, this ____ day of _____, _____.
IT IS SO ORDERED.

____________________________________

EXHIBIT B TO SETTLEMENT AGREEMENT

UNITED STATES DISTRICT JUDGE

EXHIBIT C TO SETTLEMENT AGREEMENT

UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF NORTH CAROLINA CHARLOTTE DIVISION
UNITED STATES OF AMERICA ex rel TRAVIS THAMS, RELATOR, and on behalf of the STATES of CALIFORNIA, COLORADO, CONNECTICUT, DELAWARE, FLORIDA, GEORGIA, HAWAII, ILLINOIS, INDIANA, LOUISIANA, MARYLAND, MASSACHUSETTS, MICHIGAN, MINNESOTA, MONTANA, NEVADA, NEW HAMPSHIRE, NEW JERSEY, NEW MEXICO, NEW YORK, NORTH CAROLINA, OKLAHOMA, RHODE ISLAND, TENNESSEE, TEXAS, VIRGINIA, WISCONSIN and the DISTRICT OF COLUMBIA,

      Plaintiffs,

   vs.

CARDIOVASCULAR SYSTEMS, INC.,

      Defendant.

Civil Action No. 3:13-cv-404

JOINT NOTICE OF DISMISSAL
Pursuant to FED. R. CIV. P. 41(a)(1), plaintiffs United States of America and relator Travis Thams (“Relator”) (hereinafter collectively the “Parties”) voluntarily dismiss this civil action against defendant Cardiovascular Systems, Inc. (hereinafter, “CSI”) subject to the following terms and conditions:
1.The Parties have executed a written settlement agreement (“Agreement”) resolving United States’ and Relator’s claims against CSI for the “Covered Conduct” as defined in the

EXHIBIT C TO SETTLEMENT AGREEMENT

Agreement. A copy of the Agreement is attached hereto as Exhibit A. This Joint Notice of Dismissal is consistent with the terms of the Agreement.
2.The Parties voluntarily dismiss, with prejudice, the claims asserted by Relator in this action on behalf of the United States and against CSI premised on the Covered Conduct described in the Agreement. Relator voluntarily dismisses with prejudice the claims asserted by Relator on behalf of the Plaintiff States and without prejudice as to the Plaintiff States.
3.Except for Relator’s claims for statutory attorneys’ fees and costs under 31 U.S.C. § 3730(d), Relator voluntarily dismisses, with prejudice to Relator and without prejudice to the United States, all other claims against CSI asserted in this action. Pursuant to 31 U.S.C. § 3730(b)(1), the United States hereby consents to Relator’s voluntary dismissal of that portion of the action, provided such dismissal is without prejudice to the United States.
4.No parties have filed an answer or responsive pleading to the Relator’s Complaint.
5.The Court will retain jurisdiction over the Parties and CSI to the extent necessary to enforce the terms and conditions of the Agreement between the Parties and CSI, and to adjudicate Relator’s outstanding claims for statutory attorneys’ fees and costs pursuant to 31 U.S.C. § 3730(d).
6.A proposed Order accompanies this Joint Notice of Dismissal.

Respectfully submitted this ____day of June, 2016.

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EXHIBIT C TO SETTLEMENT AGREEMENT

JILL WESTMORELAND ROSE
UNITED STATES ATTORNEY

______________________________________
JONATHAN H. FERRY
ASSISTANT UNITED STATES ATTORNEY
NC Bar No. 39117
Suite 1650, Carillon Building
227 West Trade Street
Charlotte, NC 28202
Tel: (704) 344-6222
Fax: (704) 227-0248
Email: Jonathan.Ferry@usdoj.gov

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EXHIBIT C TO SETTLEMENT AGREEMENT

COUNSEL FOR RELATORS

_______________________________________
CLARK WALTON

______________________________________
JOHN RADICE

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